UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

Immediatek, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-26073	86-0881193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 South Walton Dallas, Texas	75226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 744-8801

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

On July 5, 2007, HDNet LLC and DiscLive, Inc., the wholly-owned, operating subsidiary of Immediatek, Inc., entered into an Agreement of Mutual Termination of Services Agreement, pursuant to which DiscLive, Inc. and HDNet LLC terminated the Services Agreement that the parties had entered into on May 10, 2007. The Services Agreement provided that the Chief Executive Officer of DiscLive, Inc. would assist HDNet LLC with sales and content acquisition. In exchange for these services, HDNet LLC agreed to pay DiscLive $3,950 per month (prorated on a daily basis for any partial month). In light of the resignation of Travis Hill, Chief Executive Officer of DiscLive, Inc. (See Item 5.02 of this Current Report on Form 8-K below), DiscLive, Inc. and HDNet LLC mutually decided to terminate the Services Agreement. The obligations of HDNet LLC to indemnify and hold harmless DiscLive, Inc. for the services rendered by Mr. Hill survive the termination of the Services Agreement. HDNet LLC is an affiliate of Radical Holdings LP, the sole stockholder of the Series A Convertible Preferred Stock of Immediatek, Inc. and the owner of 114, 954 shares of Immediatek, Inc. common stock, as of the date hereof.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 3, 2007, Travis Hill submitted his definitive resignation from all positions held with Immediatek, Inc. and its wholly-owned subsidiary, DiscLive, Inc., to be effective July 6, 2007. Specifically, those positions he resigned from are:

•	Director of DiscLive, Inc.;

•	Chief Executive Officer of Immediatek, Inc.; and

•	Chief Executive Officer, President and Secretary of DiscLive, Inc.

The boards of directors of Immediatek, Inc. and DiscLive, Inc. are currently evaluating their respective alternatives to fill the vacancies created by Mr. Hill’s resignation, which may include appointing a person to serve in the interim.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immediatek, Inc.,
a Nevada corporation

Date: July 6, 2007	By:	/s/ TRAVIS HILL

Name: Travis Hill Title: Chief Executive Officer

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